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                                                              ARC

                             October 18, 2001

Via Facsimile

Jeffrey D. Silverstein, Esq.
Seward & Kissel LLP
One Battery Park Plaza
Now York, New York 10004

Dear Mr. Silverstein:

I am in receipt of your letter dated October 16, 2001 to Allied
Riser Communications Corporation. Obviously, we disagree with numerous assertions and conclusions set forth in your letter.

As you may know, Cogent Communications Group, Inc. filed its S-4 registration statement on October 16, 2001 - We trust that this document will help clarify any questions that you and your clients have regarding the merger described in that document.

By copy of this letter I will transmit to Dave Schaeffer, chief executive officer of Cogent, your contact information so that he can contact you regarding further discussions relating to the notes.

Contact information for Noteholder Counsel:

Jeffery D. Silverstein, Esq.     Gary J. Wolfe, Esq.
Seward & Kissel LLP              Seward & Kissel LLP
Phone: (212) 574-1374            Phone: (212) 574-1223

                                 Sincerely,

                                 /s/ Michael R. Carper
                                 ------------------------
                                     Michael R. Carper

cc: Mr. Dave Schaeffer
    Mr. Gerald K. Dinsmore
    Mr. Don Lynch
    Mr. R. David Spreng
    Mr. Blair P. Whitaker
    Mr. Amit Patel








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